Exhibit N

Execution Version

SECOND AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, which was initially entered into as of March 9, 2023 and was amended and restated as of March 24, 2023 is hereby further amended and restated as of April 14, 2023 (as amended and restated, this “Agreement”), among Econovation, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), SK ecoplant Co., Ltd., a company formed under the laws of the Republic of Korea (the “Seller,” which shall include its capacity as the Manager of the Company), Blooming Green Energy Limited, a company formed under the laws of the Republic of Korea (the “Purchaser”), and ESG Blooming Private Equity Fund, an institutional private equity fund formed under the laws of the Republic of Korea (the “PEF”).

BACKGROUND

1.	The Purchaser desires to purchase Class A Common Membership Interests of the Company (the “Common Membership Interests”) from the Seller and to be admitted as a Member of the Company, pursuant to the Limited Liability Company Agreement of the Company, which will be amended and restated (as so amended and restated, the “LLC Agreement”).

2.	In connection with the parties’ entry into this Agreement and the LLC Agreement, the Seller, the Purchaser and the Company are also entering into the Members Agreement and the other agreements and documents contemplated by these agreements (such agreements and documents, collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby (collectively, the “Transactions”).

3.	SKS PE Co., Ltd., a private limited company formed under the laws of the Republic of Korea (“SKS PE”), established the PEF and serves as its General Partner along with a number of financial institutions as limited partners (“LPs”) in accordance with the Korean Financial Investment Services and Capital Markets Act (the “FISCMA”) on February 17, 2023, and the PEF established the Purchaser as a special-purpose company as prescribed under the FISCMA on February 22, 2023.

4.	The sale of the Common Membership Interests contemplated by this Agreement will be effected in transactions offshore from the United States in Korea for purposes of Regulation S (“Regulation S”) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and to institutional “qualified institutional buyers” (as defined in Rule 144A of the U.S. Securities Act) in the United States pursuant to Rule 144A of the U.S. Securities Act.

5.	This Agreement is being amended and restated to provide for a Third Closing in addition to the First Closing and Second Closing (as each of such capitalized terms are defined below).

6.	Capitalized terms used but not defined herein have the meanings given to them by the LLC Agreement.

AGREEMENT

By execution and delivery of this Agreement, each of the undersigned hereby agrees with the Company as follows:

Section 1 Purchase and Sale of Common Membership Interests; Conditions; Closings.

(a) Purchase and Sale. The Purchaser agrees that it shall purchase Common Membership Interests from the Seller, and the Seller agrees to sell to the Purchaser these Common Membership Interests, subject to the terms and conditions of this Agreement as set forth below in clauses (b) and (c).

(b) First Closing; First Closing Date; First Closing Conditions.

(i) First Closing Date. On March 31, 2023, or such other earlier date that the Seller and the Purchaser shall agree upon in writing, subject to the satisfaction or waiver in writing of the conditions to the First Closing set forth below (such date, as it may be extended in connection with a First Closing Default as contemplated below, the “First Closing Date”), the Purchaser shall purchase from the Seller the First Common Membership Interests in exchange for the First Purchase Price, which shall be payable in Korean Won (“KRW”).

“First Common Membership Interests” represents the number of Common Membership Interests to be purchased at the First Closing as determined by the Purchaser and notified to the Seller prior to the First Closing.

“Unit Purchase Price” represents the amount equal to KRW 30,351.94, which is the price per Common Membership Interest to be purchased at the First Closing and, if applicable, the Second Closing determined by calculating the quotient (rounded down to the second digit after the decimal point) of:

(A) $311,957,202, which is the sum of U.S. $310,957,102 (which equals the U.S. Dollar amount of the purchase price of the 13,491,701 shares of Series B Redeemable Convertible Preferred Stock of Bloom Energy Corporation (“Bloom,” and such shares, “Bloom Preferred Shares”), which will be convertible into shares of Class A Common Stock of Bloom (the “Bloom Common Shares,” and, together with the Bloom Preferred Shares, the applicable “Bloom Shares”) unless otherwise converted earlier upon exercise of the conversion right by the Seller, paid for by the Seller), plus $1,000,000 (which represents the operational and other out-of-pocket expenses of the Seller incurred in connection with its capital contribution and related expenses), plus $100 (which represents the Seller’s initial capital contribution to the Company for 1,000 Common Membership Interests), which shall be deemed to be to the Seller’s total capital contribution to the Company and which amounts in U.S. Dollars shall be translated into KRW as of the date of Seller’s capital contribution; and

(B) 13,491,701, which represents the total Common Membership Interests that the Seller received in consideration for its capital contribution to the Company.

“First Purchase Price” represents the amount equal to the product of the First Common Membership Interests and the Unit Purchase Price rounded up to the nearest KRW and shall in no event be less than 100 billion KRW.

(ii) First Closing. The closing of the first sale of Common Membership Interests (the “First Closing”) shall take place on the First Closing Date by the electronic exchange of the signed applicable Transaction Documents and upon the wiring of the First Purchase Price in exchange for the sale of the First Common Membership Interests, as contemplated above.

(iii) First Closing Conditions. The obligations of the Parties to effect the First Closing shall be subject to the satisfaction or waiver in writing of the following conditions applicable to each of them as set forth below:

(A)	The Seller’s First Closing Conditions. The obligation of the Seller to effect the First Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I) receipt of completed and executed copies of the following from the Purchaser:

(Y) signature page of the Members Agreement; and

(Z) signature page of the LLC Agreement;

(II) completed copy of Form W-8 for non-U.S. persons pursuant to Exhibit 1 (the “Tax Form”);

(III) wiring by the Purchaser of the First Purchase Price for the purchases of the First Common Membership Interests to a bank account designated in writing by the Seller and confirmation by the Seller of the receipt of these funds;

(IV) the representations and warranties of each of the Purchaser and the PEF, on behalf of itself and the other Rep Parties (as defined below) being true in all material respects as of the date of this Agreement and on the First Closing Date;

(V) confirmation of the internal approval within the PEF of its investment in the Purchaser and the Transactions and the Purchaser’s minutes of the unitholders meeting approving the Transactions; and

(VI) unconditional approval by the Korea Fair Trade Commission of the Purchaser’s application for a business combination in respect of the Transactions pursuant to the Korean Monopoly Regulation and Fair Trade Act (the “KFTC Filing”), provided that the Seller shall use its commercially reasonable best efforts to provide any material required for the application by the Purchaser to the Korea Fair Trade Commission within one (1) Business Day from the date this Agreement is executed (including any supplementation thereof) in relation to the Seller, the Company, or Bloom and upon request by the Purchaser, in which event the Seller shall not be liable for failure to satisfy this condition to the First Closing.

(B)	The Purchaser’s First Closing Conditions. The obligation of the Purchaser to effect the First Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I) receipt of completed and executed copies of the following from the Company and the Seller:

(Y) signature page by the Seller and the Company of the Members Agreement; and

(Z) signature page by the Seller and the Company of the LLC Agreement;

(II) completed copy of the Tax Form

(III) the receipt of the First Common Membership Interests being purchased in the form of a confirmation by the Seller and the Company and the admission by the Company of the Purchaser as a Member of the Company; and

(IV) the representations and warranties of the Seller and the Company being true in all material respects as of the date of this Agreement and on the First Closing Date;

(V) unconditional approval by the Korea Fair Trade Commission of the Purchaser’s KFTC Filing, provided that the Purchaser shall duly prepare and submit the application materials to the Korea Fair Trade Commission within one (1) Business Day from the date this Agreement is executed, in which event the Purchaser shall not be liable for failure to satisfy this condition to the First Closing; and

(VI) the completion of the Company’s acquisition of Bloom Shares.

(iv) Remedies of Seller for Purchaser’s Non-Performance at First Closing. In the event that the Purchaser does not pay the minimum amount of the First Purchase Price prescribed under Section 1(b)(i) to the Seller by the First Closing Date (the “First Closing Default”), then the Seller shall have the right to the following remedies in connection with that First Closing Default by the Purchaser, provided that the Purchaser’s delay in payment of the First Purchase Price solely due to any delay in the Korea Fair Trade Commission’s approval of the KFTC Filing shall not constitute the First Closing Default and the First Closing Date in such event shall be postponed to the date that is eight (8) Business Days from the date of the approval of the KFTC Filing but in no event later than May 31, 2023:

(A)	the right to terminate this Agreement by written notice thereof to the Purchaser; and

(B)	the right, in lieu of the termination right contemplated by clause (A) above, of specific performance, to cause the Purchaser to pay the First Purchase Price and effect the First Closing within ten (10) Business Days of the First Closing Date.

(v) First Max Closing. Upon the written agreement of the Seller and the Purchaser before the First Closing Date, such Parties may increase the number of First Common Membership Interests to be purchased at the First Closing to up to a maximum amount of 6,610, 934 Common Membership Interests, at a purchase price equal to the Unit Purchase Price per Common Membership Interest.

(vi) The parties to this Agreement hereby acknowledged that the First Closing in the amount of 130,513,342,000 KRW closed as of March 31, 2023.

(c) Second Closing; Second Closing Date; Second Closing Conditions.

(i) Second Closing Date. On April 14, 2023, subject to the First Closing having occurred by the First Closing Date and the satisfaction or waiver in writing of the conditions to the Second Closing set forth below (such date, the “Second Closing Date” and, together with the First Closing Date, the applicable or respective “Closing Date”), the Purchaser has an option, but not an obligation, to purchase the Second Common Membership Interests in exchange for the Second Purchase Price, which shall be payable in KRW.

“Second Common Membership Interests” represents the number of Common Membership Interests to be purchased at the Second Closing that shall not, in combination with the First Common Membership Interests previously purchased, exceed 6,610,934 Common Membership Interests, as determined by the Purchaser and notified to the Seller prior to the Second Closing. References to the applicable “Common Membership Interests” means the First Common Membership Interests and the Second Common Membership Interests, as the case may be.

“Unit Purchase Price” for the Second Closing has the same meaning as for the First Closing.

“Second Purchase Price” represents the total purchase price payable by the Purchaser to the Seller for the Second Common Membership Interests to be purchased at the Second Closing and shall be determined by multiplying the number of Second Common Membership Interests by the Unit Purchase Price rounded up to the nearest KRW. References to the applicable “Purchase Price” mean the First Purchase Price and the Second Purchase Price, as the case may be.

(ii) Second Closing. The second closing of the sale of Common Membership Interests, if at all (the “Second Closing” and, together with the First Closing, the applicable “Closing”) shall take place on the Second Closing Date by the electronic exchange of the signed applicable Transaction Documents (if not previously executed and delivered) and upon the wiring of the Second Purchase Price in exchange for the sale of the Second Common Membership Interests, as contemplated above. The Parties agree that, whether the Second Closing occurs or not, shall not affect the validity of the First Closing.

(iii) Second Closing Conditions. The obligations of the Parties to effect the Second Closing shall be subject to the satisfaction or waiver in writing of following conditions applicable to each of them as set forth below:

(A)	Seller’s Second Closing Conditions. The obligation of the Seller to effect the Second Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I) receipt of written confirmation from the Purchaser that nothing has changed with respect to:

(X) the Investor Questionnaires previously delivered to Seller;

(Y) the Tax Form; or

(Z) the internal approval of the PEF or the Purchaser,

each of which were delivered in connection with the First Closing or, if such documents were changed since the version delivered at the First Closing, such changes are delivered in writing to the Seller and are reasonably satisfactory to the Seller;

(II) wiring by the Purchaser of the Second Purchase Price for the purchase of the Second Common Membership Interests to a bank account designated in writing by the Seller and confirmation by the Seller of the receipt of these funds; and

(III) the representations and warranties of the Purchaser and the PEF, on behalf of itself and the other Rep Parties being true in all material respects as of the date of this Agreement and on the Second Closing Date.

(B) Purchaser’s Second Closing Conditions. The obligation of the Purchaser to effect the Second Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I) the receipt of the Second Common Membership Interests being purchased in the form of a written confirmation by the Seller and the Company;

(II) receipt from the Company of written confirmation that the Second Common Membership Interests of the Purchaser as recorded in the LLC Agreement and the Members Agreement shall have been adjusted to give effect to the Second Closing; and

(III) the representations and warranties of the Seller and the Company being true in all material respects as of the date of this Agreement and on the Second Closing Date.

(d) Third Closing; Third Closing Date; Third Closing Conditions.

(i) Third Closing Date. On May 31, 2023 or such earlier date as agreed upon in writing by the Seller and the Purchaser after the Second Closing Date, subject to the First Closing and the Second Closing having occurred by their respective Closing Dates and the satisfaction or waiver in writing of the conditions to the Third Closing set forth below (such date, the “Third Closing Date” and, together with the First Closing Date and the Second Closing Date, the applicable “Closing Date”), the Purchaser has an option, but not an obligation, to purchase the Third Common Membership Interests in exchange for the Third Purchase Price, which shall be payable in KRW.

”Third Common Membership Interests” represents the number of Common Membership Interests to be purchased at the Third Closing that shall not, in combination with the First Common Membership Interests and the Second Common Membership Interests previously purchased , exceed 6,610,934 Common Membership Interests, as determined by the Purchaser and notified to the Seller prior to the Third Closing. References to the applicable “Common Membership Interests” means the First Common Membership Interests, the Second Common Membership Interests and the Third Common Membership Interests, as the case may be.

“Unit Purchase Price” for the Third Closing has the same meaning as for the First Closing.

“Third Purchase Price” represents the total purchase price payable by the Purchaser to the Seller for the Third Common Membership Interests to be purchased at the Third Closing and shall be determined by multiplying the number of Third Common Membership Interests by the Unit Purchase Price rounded up to the nearest KRW. References to the applicable “Purchase Price” mean the First Purchase Price, the Second Purchase Price and the Third Purchase Price, as the case may be.

(ii) Third Closing. The third closing of the sale of Common Membership Interests, if at all (the “Third Closing” and, together with the First Closing and the Second Closing, the applicable “Closing”) shall take place on the Third Closing Date by the electronic exchange of the signed applicable Transaction Documents (if not previously executed and delivered) and upon the wiring of the Third Purchase Price in exchange for the sale of the Third Common Membership Interests, as contemplated above. The Parties agree that, whether the Third Closing occurs or not, shall not affect the validity of the First Closing or the Second Closing, as applicable.

(iii) Third Closing Conditions. The obligations of the Parties to effect the Third Closing shall be subject to the satisfaction or waiver in writing of following conditions applicable to each of them as set forth below:

(A)	Seller’s Third Closing Conditions. The obligation of the Seller to effect the Third Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I)  receipt of written confirmation from the Purchaser that nothing has changed with respect to:

(X) the Investor Questionnaires previously delivered to Seller;

(Y) the Tax Form; or

(Z) the internal approval of the PEF or the Purchaser,

each of which were delivered in connection with the First Closing or the Second Closing or ,if such documents were changed since the version delivered at the First Closing, that such changes are delivered in writing to the Seller and are reasonably satisfactory to the Seller;

(II) wiring by the Purchaser of the Third Purchase Price for the purchase of the Third Common Membership Interests to a bank account designated in writing by the Seller and confirmation by the Seller of the receipt of these funds; and

(III) the representations and warranties of the Purchaser and the PEF, on behalf of itself and the other Rep Parties being true in all material respects as of the date of this Agreement and on the Third Closing Date.

(B) Purchaser’s Third Closing Conditions. The obligation of the Purchaser to effect the Third Closing is subject to the satisfaction or waiver in writing of the following conditions:

(I) the receipt of the Third Common Membership Interests being purchased in the form of a written confirmation by the Seller and the Company;

(II) receipt from the Company of written confirmation that the Third Common Membership Interests of the Purchaser as recorded in the LLC Agreement and the Members Agreement shall have been adjusted to give effect to the Third Closing; and

(III) the representations and warranties of the Seller and the Company being true in all material respects as of the date of this Agreement and on the Third Closing Date.

Section 2 Representations, Warranties and Agreements of the Company.

The Company hereby represents and warrants to the Purchaser as set forth below in this Section as of date of this Agreement and as of the applicable Closing Date:

2.1 Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the Transactions has been duly and validly taken.

2.2 Securities Purchase Agreement, LLC Agreement and Members Agreement. Each of this Agreement, the LLC Agreement and the Members Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms, except as (a) the enforcement hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, (b) rights to indemnification and contribution hereunder may be limited by applicable law and public policy considerations and (c) the enforcement hereof and thereof may be limited by the implied covenant of good faith and fair dealing.

2.3 No Additional Consents Required. No consent, approval, authorization, order, filing, registration, license or qualification of or with any U.S., Korean or other court, arbitrator or governmental or regulatory authority, agency or body that has not already been obtained is required for the execution, delivery and performance by the Company of each of the Transaction Documents, the sale and delivery of the Common Membership Interests by the Seller and performance and compliance by the Company with the terms thereof and the consummation of the Transactions, other than those that have been received as of the date of this Agreement.

2.4 No Conflicts. The entry by the Company into the Transaction Documents and the closing or effecting the Transactions will not violate or breach or conflict with (a) the Certificate of Formation of the Company, the LLC Agreement or the Members Agreement, (b) any judgment, order, decree or other similar item by any applicable U.S. or non-U.S. court or governmental or regulatory authority, (c) any applicable U.S., Korean or other non-U.S. law, statute or regulation, including the FISCMA and any other statute or regulation of the Korean Financial Supervisory Service of Korea (“FSS”) and (d) any material agreement of the Company.

2.5 Securities Laws Compliance.

(a) In connection with the Transactions, the Company has not used or distributed any written materials in connection with its discussion with the Purchaser, the PEF, SKS PE or the LPs in connection with the investment decision of the Purchaser to purchase Common Membership Interests of the Company or the decision of the PEF, SKS PE or the LPs to make an investment in the Purchaser or any other entity that is investing, directly or indirectly, in the Purchaser.

(b) Investment Company Act Compliance. The Company is not required to register with the SEC as an “investment company” as defined in the United States Investment Company Act of 1940, as amended (the “U.S. Investment Company Act”). The Company has not and will not hold itself out as an “investment fund” within the meaning of the U.S. Investment Company Act, whether in Korea or elsewhere.

(c) Business of the Company. The sole business of the Company is the ownership of the applicable Bloom Shares, and the conduct of certain activities ancillary thereto as modified from time to time as needed and as contemplated by the LLC Agreement and the Members Agreement.

(d) Deemed Capital Contribution; Admission of the Purchaser As Member. In connection with the Closing:

(i) The Purchaser’s payment of the applicable Purchase Price to the Seller shall be deemed to constitute a capital contribution of a like amount of cash to the Company (the “Capital Contribution”);

(ii) The applicable Common Membership Interests being purchased shall be exchanged automatically into applicable Redeemable Convertible Preferred Membership Interests of the Company pursuant to the LLC Agreement; and

(iii) in connection with the First Closing, the Purchaser shall become a Member of the Company.

(e) Ownership of Bloom Shares. The Company has full title of 13,491,701 shares of the Bloom Preferred Shares without any lien, encumbrance, or other restriction, or any concern thereof upon them that may limit any disposal of the Shares except with respect to restrictions set forth in the agreements entered into between the Seller and Bloom.

Section 3 Representations, Warranties and Agreements of Seller.

The Seller, hereby makes the representations, warranties and agreements set forth below in this Section to the Purchaser as of the date of this Agreement and as of the applicable Closing Date:

3.1 Due Authorization. The Seller has full right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the Transactions has been duly and validly taken.

3.2 Securities Purchase Agreement, LLC Agreement and Members Agreement. Each of this Agreement, the LLC Agreement and the Members Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its respective terms, except as (a) the enforcement hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, (b) rights to indemnification and contribution hereunder may be limited by applicable law and public policy considerations and (c) the enforcement hereof and thereof may be limited by the implied covenant of good faith and fair dealing.

3.3 No Additional Consents Required. To the best knowledge of the Seller upon reasonable inquiry, no consent, approval, authorization, order, filing, registration, license or qualification of or with any U.S., Korean or other court, arbitrator or governmental or regulatory authority, agency or body that has not already been obtained is required for the execution, delivery and performance by the Seller of each of the Transaction Documents, the sale and delivery of the Common Membership Interests and performance and compliance by the Seller with the terms thereof and the consummation of the Transactions, other than those that have been received as of the date of this Agreement.

3.4 No Conflicts. The entry by the Seller into the Transaction Documents and the closing or effecting the Transactions will not violate or breach or conflict with (a) the constituent documents of the Seller, (b) any judgment, order, decree or other similar item by any applicable U.S. or non-U.S. court or governmental or regulatory authority, (c) any applicable U.S., Korean or other non-U.S. law, statute or regulation, including the FISCMA, and any other statute or regulation of the FSS and (d) any material agreement of the Seller.

3.5 Securities Laws Compliance. The offer and sale of the Common Membership Interests is outside only the United States to non “U.S persons” (as defined in Regulation S of the U.S. Securities Act) in offshore transactions in reliance on Regulation S of the U.S. Securities Act, and/or to institutional accredited investors pursuant to Rule 144A of the U.S. Securities Act. The offer and sale of the Common Membership Interests is being made in compliance with the U.S. Securities Act, any applicable securities laws of the states of the United States and any applicable securities laws of Korea.

3.6 Ownership. The Seller has full title of the Common Membership Interests being sold to the Purchaser, without any lien or other encumbrance upon them.

Section 4 Representations, Warranties and Agreements of Purchaser and PEF.

The Purchaser hereby makes the representations, warranties and agreements set forth below in this Section to the Company and the Seller as of the date of this Agreement and as of the applicable Closing Date. The PEF hereby makes the representations, warranties and agreements in Sections 4.1 through 4.6 and Section 4.13 to the Company and the Seller as of the date of this Agreement and as of the applicable Closing Date:

4.1 Due Authorization. Each of the Purchaser and the PEF, as the case may be, has full right, power and authority to execute and deliver each of the Transaction Documents and to perform its obligations hereunder and thereunder, as the case may be; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken by each of the Purchaser and the PEF, as the case may be.

4.2 Securities Purchase Agreement, LLC Agreement and Members Agreement. Each of this Agreement, LLC Agreement and the Members Agreement has been duly authorized, executed and delivered by the Purchaser and the PEF and constitutes a valid and binding agreement of such parties, enforceable in accordance with its terms, except as (a) the enforcement hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, (b) rights to indemnification and contribution hereunder may be limited by applicable law and public policy considerations and (c) the enforcement hereof and thereof may be limited by the implied covenant of good faith and fair dealing.

4.3 No Additional Consents Required. To the best knowledge of the Purchaser and the PEF upon reasonable inquiry, no consent, approval, authorization, order, filing, registration, license or qualification of or with any U.S., Korean or other court, arbitrator or governmental or regulatory authority, agency or body that has not already been obtained is required for the execution, delivery and performance by the Purchaser or the PEF, as the case may be, of each of the Transaction Documents, the sale and delivery of the Common Membership Interests and compliance and performance by each of the Purchaser and the PEF, as the case may be, with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders, filings, registrations, licenses or qualifications the parties hereto agreed to be obtained as required under the U.S. Securities Act and applicable state securities laws as well as for the approval by the Korea Fair Trade Commission of the Purchaser’s application for business combination in respect of the Transactions pursuant to the Korean Monopoly Regulation and Fair Trade Act and other than those that have been received as of the date of this Agreement.

4.4 No Conflicts. The entry by each of the Purchaser and the PEF into the Transaction Documents and the closing or effecting of the Transactions, as the case may be, will not violate or breach or conflict with (a) any judgment, order, decree or other similar item by any applicable U.S. or non-U.S. court or governmental or regulatory authority, (b) any applicable U.S., Korean or other non-U.S. law, statute or regulation, including the FISCMA, and any other statute or regulation of the FSS and (c) any material agreements of the Purchaser or the PEF. There is no litigation, investigation or other proceeding pending or, to the best knowledge of the Purchaser and the PEF, threatened against such party or any of its affiliates which, if adversely determined, would adversely affect the party’s ability to perform its obligations under this Agreement, the LLC Agreement, the Members Agreement, or the other Transaction Documents, as the case may be.

4.5 Securities Law Compliance.

(a) To the best knowledge of the Purchaser and the PEF upon reasonable inquiry on behalf of itself and the LPs (all such parties, collectively, the “Rep Parties”), each Rep Party:

(i) is (i) not a “U.S. person” (within the meaning of Regulation S), is purchasing the Common Membership Interests as part of an offshore transaction (within the meaning of Regulation S) and, in connection with the offer and sale of the Common Membership Interests, there have not been any “directed selling efforts” (within the meaning of Regulation S) or (B) a “qualified institutional buyer” (as defined under Rule 144A of the U.S. Securities Act);

(ii) does not have any office or operation in the United States, including with which to make the investment in the Common Membership Interests or similar investments;

(iii) acknowledges that the Common Membership Interests have not been registered under the U.S. Securities Act and may not be reoffered or resold within the United States or to, or for the account or benefit of, U.S. persons, except in accordance with Rule 144A of the Securities Act or Regulation S (which restricts any such transfer for a period of one year from the applicable Closing Date) or pursuant to another exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act;

(iv) acknowledges that the Common Membership Interests (A) may be subject to restriction on transfer outside the United States, according to the laws and regulations of any such countries, (B) are subject to restrictions on transfer pursuant to U.S. federal and state securities laws and the LLC Agreement and (C) will acknowledges that the certificates representing the Common Membership Interests will carry a legend to the effect of clauses (A) and (B) of this paragraph;

(v) does not own or have any “beneficial ownership” (as defined in the United States Securities Exchange Act of 1934, as amended) in, directly or indirectly, any shares of Class A Common Stock, Class B Common Stock, or Redeemable Convertible Preferred Stock of Bloom, other than those to be purchased hereunder, and will not purchase any such shares, directly or indirectly, without prior disclosure to the Seller and the receipt of any applicable prior governmental or regulatory approvals in connection with such purchase or planned or intended purchase;

(vi) (A) is an institutional investor, with experience and expertise in making investments similar to the one represented by the Common Membership Interests and the applicable Bloom Shares; (B) has reviewed the filings by Bloom with the SEC, the website of Bloom and other announcements or press releases of Bloom sufficient to make an informed investment decision regarding an investment in the Common Membership Interests and the applicable Bloom Shares; and (C) has had the opportunity to ask due diligence questions of Bloom and receive answers to these questions; and

(vii) acknowledges and agrees that (A) the only written materials any of them has received from the Seller is publicly available information regarding Bloom, such as Bloom’s filings with the SEC, for which each such Rep Party acknowledges and agrees that the Seller is not responsible with respect to the accuracy, completeness or truthfulness of any such materials; (B) is not relying on the Seller for any due diligence or other information with which to evaluate an investment in the Common Membership Interests or the applicable Bloom Shares; and (C) has its own legal, financial, accounting and tax advisors as it deems advisable to make the investment represented by purchasing the Common Membership Interests, provided that, the Parties have the understanding that references in this clause (a) to Common Membership Interests includes the Redeemable Convertible Preferred Membership Interests into which the purchased Common Membership Interests will be exchanged pursuant to the LLC Agreement.

(b) Qualified Purchaser Status. To the best knowledge of the Purchaser and the PEF upon reasonable inquiry, each Rep Party is a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act). If the Rep Party is not a “qualified purchaser”, it is wholly owned by an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity (“Person” and collectively, “Persons”) that is a qualified purchaser and has adopted policies and procedures, including the implementation of binding contractual obligations designed to prevent ownership by Persons that are not “qualified purchasers.”

(c) Investment Adviser Status. To the best knowledge of the Purchaser and the PEF upon reasonable inquiry, each Rep Party is not an “investment adviser” required to register with the SEC under the United States Investment Advisers Act of 1940, as amended. Each Rep Party has not and will not hold itself out as managing the investment of the Company, either directly or indirectly, or otherwise as engaging in activities of an “investment adviser.”

4.6 U.S. Federal Power Act Compliance. To the best knowledge of the Purchaser and the PEF upon reasonable inquiry:

(a) Each Rep Party has provided true and accurate information in its response to the Investor Questionnaire collated by the Purchaser and submitted to the Seller relating to its compliance with the U.S. Federal Power Act in relation to its entering into the Transactions.

(b) None of the Rep Parties, individually or on a combined basis with its affiliates or its limited partners (collectively referred to as a “FERC Investor”) directly or indirectly, (i) presently owns interests, equity or capital stock of Bloom that when combined with the interests to be held by Company may meet or exceed 10% of Bloom’s shares, operates Bloom, or has designation rights regarding the Board of Directors of Bloom; (ii) owns 10% or more of the voting securities of any company or entity that owns or operates any entities, companies or assets the business of which is the generation, sale, transmission or distribution of electric energy within the United States (any such company, entity or assets, collectively, a “Utility Business”) or (iii) otherwise has Board designation rights relating to or control of any Utility Business.

(c) No FERC Investor that owns or will own, directly or indirectly, 10% or more of the voting securities in the Company or that otherwise has indicia of control over the Company, owns a 10% or greater interest in equity or capital stock of a Utility Business or holds the right to appoint a seat on a Utility Business’s board of directors or equivalent governing body.

(d) The FERC Investor covenants to the Company that, to the extent it holds a 10% or greater interest in or has other indicia or evidence of control over the Company, it will refrain from acquiring, directly or indirectly, any “controlling interests” in any Utility Business without prior written notice to the Company so as to ensure that until all required regulatory approvals are received and all regulatory obligations of the Company are met.

(e)  Each Rep Party understands that the meaning given to the terms in this Section 4.6, including those with quotation marks around them in their first usage, is contained in the United States Federal Power Act, or is the meaning given to them by FERC.

4.7 Compliance with United States Hart-Scott-Rodino Antitrust Improvements Act. The Purchaser represents that its acquisition of the Common Membership Interests of the Company will not constitute a “controlling economic interest” of the Company (meaning a “controlling economic interest” within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, which includes, for a non-corporate entity, such as the Company, having the right receive 50% or more of the (i) profits of the Company or (ii) assets upon a sale or dissolution of the Company.

4.8 Bank Holding Company Act Compliance.

(a) None of the Purchaser, their subsidiaries or affiliates is (i) a “bank holding company” as defined under Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), (ii) treated as a bank holding company for purposes of Section 8 of the International Banking Act of 1978 (the “IBA”), or (iii) a foreign bank as defined under the IBA.

(b) None of the Purchaser or their subsidiaries is a “subsidiary” or “affiliate” (as each are defined in Section 2(a) of the BHC Act) of a bank holding company, a company treated as a bank holding company, or a foreign bank, and none of each Rep Party or its subsidiaries is a U.S. branch, agency office, or commercial lending subsidiary of a foreign bank.

(c) None of the Purchaser or their subsidiaries is subject to (i) the Volcker Rule under Section 13 of the BHC Act or the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) promulgated thereunder (12 CFR Part 248), or (ii) any of the investment or activity restrictions under the BHC Act and the Federal Reserve Board’s Regulations Y (12 CFR Part 225) and K (12 CFR Part 211).

4.9 No China or Russia Affiliations. To the best knowledge of the Purchaser and the PEF upon reasonable inquiry on behalf of itself and the LPs, each of the Purchaser and the LPs is not a citizen or national of The People’s Republic China (including Hong Kong) or Russia, nor are any of its senior officers (including its chief executive officer, president, chief financial officer, chief operating officer or similar or other senior officers) or members of its board of directors or an equivalent governing body are citizens or nationals of these countries. No direct, intermediate or ultimate parent of the Purchaser is incorporated or exist under the laws of The People’s Republic of China (including Hong Kong) or Russia.

4.10 No Unlawful Contributions or Other Payments. None of the Purchaser, nor any of its subsidiaries nor, to the knowledge of the Purchaser any director, officer, agent, employee, affiliate or other Person associated with or acting on behalf of the Purchaser or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of (w) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (x) any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or (y) any other applicable anti-bribery or anti-corruption statute or regulation. The Purchaser and its subsidiaries have instituted and maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

4.11 Compliance with Anti-Money Laundering Laws. The operations of the Purchaser and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Purchaser or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

4.12 Compliance with OFAC. None of the Purchaser nor any of their subsidiaries nor, to the knowledge of the Purchaser, any director, officer, agent, employee or affiliate of the Purchaser or any of its subsidiaries is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, nor is the Purchaser or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of such sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria.

4.13 Status as a Restricted SPV Investor. Each Rep Party is not a “Restricted SPV Investor” (as defined in the Securities Purchase Agreement dated as of October 23, 2021 between the Seller and Bloom) whose investment in the Company may result in a violation of any agreement entered into between the Seller and Bloom.

4.14 Covenants to Disclose Any Change in Material Facts and Further Cooperate.

(a)  If the Purchaser or the PEF shall find out any facts or situation that provides it with knowledge of any development or material change in their representations and warranties set forth in this Section 4 of this Agreement that would cause any of them or the Seller to be in violation of any applicable U.S. law or regulation in connection with the Transactions, such Party shall notify the Seller as promptly as possible of any such facts or situation, with a reasonably detailed description thereof to the best knowledge of the Purchaser upon reasonable inquiry in writing.

(b)  At the request of the Company or the Seller, but without any reporting or diligence obligation on a regular basis, the Purchaser covenants to use its best efforts to disclose to the Company any material change in any of their representations and warranties as set forth in Section 4 of this Agreement.

(c)  The Purchaser acknowledges and agrees that references have been made herein to certain lists and definitions adopted or published by applicable U.S. governmental or regulatory authorities for the convenience of the Purchaser and that because these lists and definitions are subject to change from time to time, it is the responsibility of the Purchaser, at the request of the Company or the Seller with a reasonably detailed description of such change, to make best efforts to ensure that the lists and definitions are current as of the time this Agreement is executed and that each representation made in this Agreement is true and correct as of the date of this Agreement.

(d)  The Purchaser covenants to make best efforts to cooperate with the Company upon request by the Seller or the Company in the preparation and filing or submission of any document with any United States federal governmental or regulatory agency or authority (including but not limited to the SEC and FERC) that is advisable or required to be so filed or submitted in connection with the Transactions or Transaction Documents or to otherwise allow the Company to remain in compliance with all applicable U.S., Korean and other laws and regulations, as determined by the Company upon consultation with the Purchaser.

Section 5 Indemnification.

5.1 Purchaser Indemnification. Each of the Purchaser and the PEF acknowledges that the Company and the Seller are relying upon each of the Purchaser’s and the PEF’s representations, warranties, agreements and other information set forth in this Agreement, the Tax Form, the LLC Agreement and the Members Agreement (in the form the Parties agreed upon, with respect to the LLC Agreement and the Members Agreement) in connection with the Company and the Seller entering into the Transaction Documents and effecting the Transactions and their determination as to whether the Transactions comply with applicable laws and regulations. Each of the Purchaser and the PEF agree, to the fullest extent permitted by law, to indemnify and hold harmless the Company, the Seller and each partner, member, director, officer, employee, agent, representative and other affiliate of each of them from and against any and all loss, damage or liability incurred due to or arising out of (a) a breach, violation or material inaccuracy of any representation, warranty, statement or agreement made by the Purchaser or the PEF in the Transaction Documents or Tax Form unless otherwise cured within 20 Business Days from the non-breaching party’s written notice of breach to the breaching party and (b) the sale of the Common Membership Interests contemplated hereby attributable to the Purchaser or the PEF, including under U.S. federal securities laws and other applicable laws. This Section shall survive the execution and delivery of the Transaction Documents and the consummation of the Transactions.

5.2 Company and Seller Indemnification. The Company and the Seller acknowledge that the Purchaser and the PEF are relying upon each of the Company’s and the Seller’s representations, warranties, agreements and other information set forth in this Agreement, the Tax Form, the LLC Agreement and the Members Agreement (in the form the Parties agreed upon, with respect to the LLC Agreement and the Members Agreement) in connection with the Purchaser entering into the Transaction Documents and effecting the Transactions and their determination as to whether the Transactions comply with applicable laws and regulations. The Company and the Seller agree, to the fullest extent permitted by law, to indemnify and hold harmless the Purchaser and the PEF and each partner, member, director, officer, employee, agent, representative and other affiliate of the Purchaser and the PEF from and against any and all loss, damage or liability incurred due to or arising out of (a) a breach, violation or material inaccuracy of any representation, warranty, statement or agreement made by the Company or the Seller in the Transaction Documents or the Tax Form unless otherwise cured within twenty (20) Business Days from the non-breaching party’s written notice of breach to the breaching party and (b) the sale of the Common Membership Interests contemplated hereby attributable to the Company or the Seller, including under U.S. federal securities laws and other applicable laws. This Section shall survive the execution and delivery of the Transaction Documents and the consummation of the Transactions.

Section 6 Termination; Survival.

6.1 This Agreement shall be effective as of its initial date prior to any amendment and restatement hereof and shall terminate on the earlier of May 31, 2023 and, if there is a Third Closing, the Third Closing Date, subject to the survival provisions of Section 6.2 below.

6.2 Sections 5, 6, 7.2, 7.3, 7.4 and 7.7 shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Company or the Purchaser, and the sale of Common Membership Interests contemplated hereby.

6.3 Section 4.14 shall continue in effect until the date when the Purchaser ceases to be a Member of the Company.

Section 7 Miscellaneous.

7.1 Exclusivity. For the period of time from the date of this Agreement until the earlier of May 31, 2023 and, if there is a Third Closing, the Third Closing Date (the “Exclusivity Period”), (a) the Purchaser shall be entitled to an exclusive right to purchase the Common Membership Interests contemplated by this Agreement, and (b) the Company and the Seller agree not to engage with any third party other than the Purchaser during the Exclusivity Period to sell to any such third party Common Membership Interests or other interests that directly or indirectly result in a transaction that is comparable or seeks to achieve the same result as the Transactions; provided in the case of clauses (a) and (b), that there is no First Closing Default and this Agreement and, if applicable, the LLC Agreement and the Members Agreement are not terminated earlier.

7.2 Governing Law; Dispute Resolution. Section 12(b) (Governing Law; Personal Jurisdiction; Venue) of the LLC Agreement is hereby incorporated by reference as if stated herein directly.

7.3 Entire Agreement; Conflicts. This Agreement, the LLC Agreement and Members Agreement contain the entire agreement of the parties with respect the Purchaser’s acquisition of Common Membership Interests. Each of the parties hereto agree that in the event of any conflict or inconsistency between the provisions of this Agreement, on the one hand, and the LLC Agreement, on the other hand, the provisions of the LLC Agreement shall control.

7.4 Expenses. Each party hereto will pay its own expenses relating to this Agreement and the purchase of Interests by the Purchaser hereunder.

7.5 Amendments and Waivers. This Agreement may be amended only with the written consent of the Company, the Purchaser, the PEF (with respect to the portions to which it is joining this Agreement) and the Seller. The observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against which the waiver is sought to be enforced. Failure of any party hereto to exercise any right or remedy under this Agreement or any of the other Transaction Documents, or otherwise, or delay by any such party in exercising such right or remedy, will not operate as a waiver hereof or thereof.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Purchaser may not assign the Purchaser’s purchase right or any right or obligation under this Agreement, without the written consent of the Seller.

7.7 Notices. Any notice, election, communication, consent, approval, expression of satisfaction, request or other document or demand required or permitted under this Agreement (collectively, a “Notice”) shall be in writing and sent by registered or certified mail, return receipt requested, or by recognized overnight courier or electronic mail, with an email to the email address set forth below All Notices are effective the next day, if sent by recognized overnight courier or electronic mail, or five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested; provided that any notice to the Company shall be effective only if and when received by the Seller. Email communications are for convenience sake and do not constitute Notices under this Agreement. Either party may change such party’s address for receipt of notices and other communications hereunder by a prior notice given to the other party in accordance with this Section. Notices shall initially be addressed as follows:

If to the Company, to:

Econovation, LLC
19 Yulgok-ro 2-gil
Jongno-gu 03149
Seoul, Korea
Attention: Yumi Park
Email: yumi.park@sk.com

with a copy to:

Arnold Porter Kaye Scholer LLP
20F, Concordian
76 Saemunan-ro, Jongno-gu
Seoul, Korea
Attention: Hyung-Soo Kim
Email: Hyungsoo.Kim@arnoldporter.com

and

Arnold & Porter Kaye Scholer LLP
250 W 55th St
New York, NY 10019
Attention: Alex Gendzier
Email: Alex.Gendzier@arnoldporter.com

If to the Purchaser, to:

Blooming Green Energy Limited
31, Gukjegeumyung-ro (Yeouido-dong, SK Securities Building), Yeongdeungpo-gu
Seoul, Korea
Attention: Taekyun Kim
Email: ryankim@skspe.com

If to the PEF to:

ESG Blooming Private Equity Fund

31, Gukjegeumyung-ro (Yeouido-dong, SK Securities Building), Yeongdeungpo-gu
Seoul, Korea
Attention: Taekyun Kim
Email: ryankim@skspe.com

7.8 Company Counsel Does Not Represent Purchaser or PEF.

(a) Arnold & Porter Representation. Each of the Purchaser and the PEF understands that the Seller has retained Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”) as counsel to the Seller and the Company in connection with the Transactions and may retain Arnold & Porter as counsel in connection with the management and operation of the Company, including, without limitation, making, holding or disposing of the Company’s investment, or any dispute that may arise between the Purchaser or the PEF, on the one hand, and the Seller and/or the Company on the other hand (the “Company Legal Matters”).

(b) Each of the Purchaser and the PEF understands that Arnold & Porter has not and will not represent the Purchaser or the PEF in connection with the formation of the Company, the amendment and restatement of the LLC Agreement, the negotiation between the Seller and SKS PE with respect to the Members Agreement and the LLC Agreement, the offer and sale of Common Membership Interests in the Company and the other Transactions, unless, to the extent permitted under applicable law and applicable rules of professional responsibility, the Seller and such parties otherwise agree and such parties, as the case may be, separately engages Arnold & Porter.

(c) Each of the Purchaser and the PEF will, if it wishes counsel on any Company Legal Matter, retain its own independent counsel with respect thereto and will pay all fees and expenses of such independent counsel (unless otherwise provided in the Members’ Agreement or LLC Agreement, and only to the extent set forth therein) or as otherwise determined by a court of competent jurisdiction.

(d) Each of the Purchaser and the PEF understands and agrees that: (a) Arnold & Porter’s representation of the Company and/or the Seller is limited to those specific matters with respect to which Arnold & Porter has been or will be retained and consulted by such entities; (b) Arnold & Porter’s representation of the Company and/or the Seller is not exclusive and other matters (unrelated to the Company Legal Matters) involving the Seller and/or the Company may exist where Arnold & Porter has been or will be retained or consulted and such matters could affect the Seller, the Company, the Company’s investment(s), and/or their affiliates; (c) Arnold & Porter will not monitor the Company’s, the Seller’s or their affiliates’ compliance with the Members’ Agreement, the LLC Agreement or with applicable laws, rules or regulations, unless in any such case, Arnold & Porter has been specifically retained to do so; (d) Arnold & Porter has not investigated or verified the accuracy and completeness of any of the information set forth in any materials regarding the investment represented by the purchase of Common Membership Interests; and (e) Arnold & Porter is not providing any advice, opinion, representation, warranty or other assurance of any kind as to any matter to the Purchaser or the PEF.

7.9 Construction. The section and paragraph headings used in this Agreement are intended solely for convenience of reference and shall be disregarded in interpreting its provisions. In each place where they are used in this Agreement, the terms “include” and “including” are intended and shall be construed to mean “include, without limitation” and “including, without limitation”, unless a contrary intent is clearly indicated in the context.

7.10 Severability. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.11 Counterparts; Electronic Signatures. This Agreement may be executed and delivered in multiple counterparts, all of which together shall constitute one and the same agreement and instrument, with the same force and effect as though each of the signers had signed a single signature page. Any party’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via Docusign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement.

7.12 Mutual Covenants. By entering into this Agreement, each party hereto:

(a) commits to comply with the terms of the LLC Agreement and the Members Agreement;

(b) acknowledges and agrees that whenever a Party makes a representation and warranty, based on its “knowledge,” such term “knowledge” is based on an objective rather than a subjective standard regarding what a reasonable person would know and conclude, after reasonable inquiry, in light of the context of this Agreement and the Transactions and what is material to the Seller or the Purchaser in these regards as the case may be, provided that this Section 7.12(c) shall not apply to Section 4.14 of this Agreement; and

(c)  “Business Day” means any day that commercial banks in the United States and Korea are open for business.

The undersigned have caused the due execution and delivery of this Agreement as of the date first indicated.

Econovation, LLC

By:	SK ecoplant Co., Ltd., as the Manager
By:	/s/ Seongjun Bae
Name & Title: Seongjun Bae, Representative
Date:	April 14, 2023

SK ecoplant Co., Ltd.

By:	/s/ Kyung-il Park
Name & Title: Kyung-il Park, CEO
Date:	April 14, 2023

[Signature page to Second Amended and Restated Securities Purchase Agreement]

The undersigned have caused the due execution and delivery of this Agreement as of the date first indicated.

Blooming Green Energy Limited

By:	/s/ Jucheol Kim
Name & Title: Jucheol Kim, Director
Date:	April 14, 2023

ESG Blooming Private Equity Fund

By:	SKS Private Equity Co., Ltd., as a General Partner
By:	/s/ Si Hwa Yoo
Name & Title: Si Hwa Yoo, Representative Director
Date:	April 14, 2023

[Signature page to Second Amended and Restated Securities Purchase Agreement]

EXHIBIT 1

TAX FORM

All Investors are required to submit appropriate tax forms.

Form W-8

An Investor that is not a U.S. person must provide the Company with the information on the appropriate series Form W-8. Both individual and entity Investors that are non-U.S. persons should complete and sign the appropriate Form W-8 and return it to the Seller. The Investor does not need to file its Form W-8 with the IRS. Please consult the Investor’s tax advisor to determine which one of the applicable series Form W-8 is appropriate for the Investor. The most current versions of such forms are located at the following websites:

Series Form W-8	Website
Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals))	https://www.irs.gov/pub/irs-pdf/fw8ben.pdf
Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities))	https://www.irs.gov/pub/irs-pdf/fw8bene.pdf
Form W-8ECI (Certificate of Foreign Person’s Claim That Income is Effectively Connected With the Conduct of a Trade or Business in the United States)	https://www.irs.gov/pub/irs-pdf/fw8eci.pdf
Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding)	https://www.irs.gov/pub/irs-pdf/fw8imy.pdf
Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding)	https://www.irs.gov/pub/irs-pdf/fw8exp.pdf